Exhibit 23.2

                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Larry O Donnell, CPA, P.C.
To Whom It May Concern:

We consent to the reference to our firm under the caption Experts in the Annual Report (Form 10KSB/A) of Datascension Inc., and to the incorporation by reference therein of the consolidated financial statements of the Company included in its Annual Report and the quarterly reports filed with the Securities and Exchange Commission.

We consent to the use of Datascension, Inc. on Form 10-KSB/A of our Auditors Report,dated March 24,2005(except for Note 2, 4, 6, 7, and 17, November 28, 2005), on the balance sheet of Datascension, Inc. as of December 31, 2004 and the related statement of income and accumulated deficit from January 1, 2004 to December 31, 2004, changes in stockholders equity, and cash flows for the year ended December 31, 2004.


/s/ Larry O Donnell, CPA
-------------------------
Larry O Donnell, CPA, P.C.

February 7, 2006